Exhibit 16.1

June 9, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Goldpoint Resources, Inc.
Commission File No. 333-144973

Gentlemen:

This letter is to be filed with the Periodic Report filed on Form 8-K by Goldpoint Resources, Inc. (“The Company”), which we have reviewed, to be filed with the Securities and Exchange Commission.

We were previously the principal accounts for the Company through June 12, 2009 when our appointment was terminated. We have read the Company’s statement included under Item 4.01 of its Form 8-K dated July 9, 2009 and agree with such statements.

At this time, there are no accounting disagreements on the financial statements prepared by this firm and files with the Securities and Exchange Commission.

If you have any questions regarding this communication, please contact Kyle L. Tingle at (702) 450-2200.

Sincerely,

/s/ Kyle L. Tingle, CPA, LLC
Kyle L. Tingle, CPA, LLC